Exhibit 99.1

CONTACT Jeff Finn Director of Investor Relations Advanced Fibre Communications, Inc. (707) 794-7555 investor.relations@afc.com www.afc.com

FOR IMMEDIATE RELEASE

Advanced Fibre Communications Reports
First Quarter Financial Results

PETALUMA, Calif., April 22, 2003– Advanced Fibre Communications®, Inc. (AFC®) (Nasdaq: AFCI), an industry-leading designer and manufacturer of next-generation edge access equipment and multiservice broadband solutions for the telecommunications industry, today reported its first quarter financial results for the period ended March 31, 2003. The following results were prepared in accordance with accounting principles generally accepted in the U.S.A., or GAAP. In addition, we have provided net income and earnings per share measures that exclude certain items. These measures are not calculated in accordance with GAAP. We believe this information is helpful in highlighting the financial performance of our core business and provides a more consistent basis for comparison with prior periods. A reconciliation of our GAAP to non-GAAP net income and earnings per share is provided in the attached tables.

Revenues for the first quarter of 2003 were $80,452,000, compared with $80,264,000 in the first quarter of 2002. Net income for the first quarter of 2003 was $8,320,000, or $0.10 earnings per share (diluted), compared with $6,970,000, or $0.08 earnings per share (diluted) in the first quarter of 2002.

In the first quarter of 2003, earnings for our core business were $7,898,000, or $0.09 per share (diluted). This excludes amortization of acquisition-related intangible assets and deferred compensation of $793,000 and non-operating gains on our investment in Cisco securities and related hedge contracts of $1,356,000. By comparison, for the first quarter of 2002, earnings for our core business were $5,297,000, or $0.06 per share (diluted) after excluding non-operating gains on our investment in Cisco securities and related hedge contracts of $2,460,000. On a prospective basis, we expect to incur amortization of both our current acquired intangible assets with finite lives and deferred compensation over approximately the next three years. Additionally, as the remaining hedge contract on our Cisco investment matures during the second quarter of 2003, we expect to recognize a small amount of non-operating gain or loss during the quarter, and none thereafter.

“Even though we were able to achieve our goals for the quarter, it was a difficult period,” said John Schofield, chairman, president and chief executive officer for AFC. “We saw a slower ramp in orders in the first quarter of 2003, compared with 2002. While our first quarter is seasonally our slowest, we believe additional factors impacted our business in the beginning of this year. These include:

•	Soft spending by the RBOCs, partly as a result of regulatory uncertainty;

•	A continuing weaker than expected economy with significant geopolitical uncertainty; and

•	Severe winter weather in the Midwest and East Coast that exacerbated the normal seasonality we experience at this time of year.

“Our management team is very focused on the Company’s financial operating performance,” continued Schofield. “With that in mind we are announcing actions that will better position us to improve our operational and organizational efficiencies, and to bring even greater focus on our key customers and key product development strategies. Today we carried out a reduction in workforce of approximately 11% of AFC’s total workforce, and a consolidation of some of our development facilities. We expect to incur at least $5 million of costs in the second quarter as a result of these actions. While these decisions are always difficult, we believe this will position us to effectively meet the needs of our customers and shareholders. Restructuring charges associated with these actions will be excluded from our core-business earnings in the second quarter of 2003.

“While there are near term challenges in our industry, I am confident that we will manage through the short-term difficulties successfully and continue our strategy of positioning our product portfolio so that we will profit from the eventual build out of the network of the future,” concluded Schofield.

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About AFC

Headquartered in Petaluma, Calif., Advanced Fibre Communications, Inc. is an industry-leading designer and manufacturer of broadband access solutions for the local loop. With a customer base of more than 800 service providers worldwide, ranging from major incumbents to independent operators and international PTTs, AFC continues to build and support the world’s evolving broadband access network architecture.

AFC’s product portfolio consists of Integrated Multiservice Access Platforms (IMAPs), Multiservice Edge Switching Platforms (MESPs), Integrated Access Devices (IADs), network element management systems, and environmentally hardened outside plant cabinets and technologies. AFC’s comprehensive family of products can be quickly and cost-effectively deployed by either domestic or international service providers to build next-generation access networks or to upgrade legacy access networks for delivering additional voice and emerging broadband services. For more information, please visit AFC online at www.afc.com and www.telliant.com.

Except for historical information contained in this press release, the foregoing contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements based on a variety of risks and uncertainties. Some of these risks and uncertainties include our ability to execute under difficult industry and market conditions, the increased competition due to our expanded product offering, our ability to gain market share and experience growth, the timing and actual quantities of any orders received from our customers, the successful development and market acceptance of our new products and features, our continued success at major accounts, the continued financial strength and stability of our customers, growth in demand for broadband services and our broadband products and a continued downturn in the telecommunications industry. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances or to reflect the occurrence of unanticipated events. Information about potential factors that could affect our financial results is included in our Annual Report on Form 10-K for the year ended December 31, 2002, which has been filed with the Securities and Exchange Commission.

Advanced Fibre Communications, Inc., AFC, the AFC logo, UMC1000, and Universal Modular Carrier are registered trademarks of Advanced Fibre Communications, Inc. AccessMAX, PremMAX, DMAX, EMAX, EMAXplus, OmniMAX, TransMAX, AccessManager, PremManager, ATLAS, Panorama, EdgeAccess ATM, Telliant, the Telliant logo, Innovation@theEdge, and ADSL x+y are trademarks of Advanced Fibre

Communications, Inc. Copyright 2003. All rights reserved. Any other trademarks are the property of their respective owners.

ADVANCED FIBRE COMMUNICATIONS, INC.
STATEMENTS OF INCOME (UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,

	2003	2002

Revenues	$80,452	$80,264
Cost of revenues	40,853	42,662

Gross profit	39,599	37,602

Operating expenses:
Research and development	15,944	13,242
Sales and marketing	9,776	11,412
General and administrative	5,940	6,488
Amortization of acquired intangibles	793	—

Total operating expenses	32,453	31,142

Operating income	7,146	6,460
Other income (expense):
Unrealized gains on Cisco investment	1,356	2,460
Interest income, net	2,551	2,127
Equity in losses of investee	—	(776)
Other	40	(21)

Total other income, net	3,947	3,790

Income before income taxes	11,093	10,250
Income taxes	2,773	3,280

Net income	$8,320	$6,970

	Three Months Ended
	March 31,

	2003	2002

Basic earnings per share	$0.10	$0.08

Shares used in per share computations	84,901	82,354

Diluted earnings per share	$0.10	$0.08

Shares used in per share computations	86,174	83,932

GAAP to Non-GAAP (core earnings) reconciliation:
GAAP net income	$8,320	$6,970
Exclusions:
Operating:
Amortization of acquired intangibles	793
Non-operating:
Unrealized gains on Cisco investment	(1,356)	(2,460)

Total exclusions	(563)	(2,460)
Income tax effect	141	787

Exclusions, net of tax	(422)	(1,673)

Non-GAAP net income (core earnings)	$7,898	$5,297

Non-GAAP core earnings per share	$0.09	$0.06

Shares used in per share computations	86,174	83,932

ADVANCED FIBRE COMMUNICATIONS, INC.
SUMMARY BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2003	2002
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$522,511	$94,754
Cisco marketable securities and related hedge contracts	166,640	688,840
Other marketable securities	452,642	213,030
Accounts receivable, net	58,373	41,381
Inventories	23,201	30,553
Other current assets	15,854	26,667

Total current assets	1,239,221	1,095,225
Property and equipment, net	49,569	51,076
Goodwill	55,883	56,119
Other acquired intangibles	5,314	5,675
Other assets	25,597	25,555

Total assets	$1,375,584	$1,233,650

Liabilities & stockholders’ equity
Current liabilities:
Accounts payable	$10,496	$7,503
Accrued liabilities	38,121	47,384
Cisco securities loan payable	132,611	—
Current taxes payable	254,977	33,875
Deferred tax liabilities	—	221,673

Total current liabilities	436,205	310,435
Long term liabilities	4,307	4,426
Commitments and contingencies
Total stockholders’ equity	935,072	918,789

Total liabilities and stockholders’ equity	$1,375,584	$1,233,650

ADVANCED FIBRE COMMUNICATIONS, INC.
STATEMENTS OF CASH FLOW (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,

	2003	2002

Cash flows from operating activities:
Net income	$8,320	$6,970
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Current income taxes	221,102	1,484
Deferred income taxes	(216,627)	1,109
Depreciation and amortization	5,310	4,110
Tax benefit from option exercises	1,947	347
Unrealized gain on Cisco investment	(1,356)	(2,460)
Allowance for doubtful accounts	150	400
Equity in loss of investee, net	—	528
Other non-cash adjustments to operating income	(2)	328
Changes in operating assets and liabilities:
Accounts receivable	(17,142)	(7,523)
Inventories	7,352	6,164
Other current assets	5,767	14,225
Other assets	(122)	1,145
Accrued and other liabilities	(9,382)	(1,094)
Accounts payable	2,993	1,625

Net cash provided by operating activities	8,310	27,358

Cash flows from investing activities:
Settlement of Cisco hedge contract	656,167	—
Purchases of other marketable securities	(422,292)	(197,671)
Sales of other marketable securities	160,517	139,313
Maturities of other marketable securities	21,784	119,359
Purchases of property and equipment, net of disposals	(2,761)	(1,747)

Net cash provided by investing activities	413,415	59,254

Cash flows from financing activities:
Proceeds from other stock issuances and exercise of options	6,032	3,688

Net cash provided by financing activities	6,032	3,688

Increase in cash and cash equivalents	427,757	90,300
Cash and cash equivalents, beginning of period	94,754	39,528

Cash and cash equivalents, end of period	$522,511	$129,828